Exhibit 99.4

FUND III PROJECTS

Combined Financial Statements

For the period January 1, 2024 to August 8, 2024, and year ended December 31, 2023

(With Independent Auditors’ Report Thereon)

KPMG LLP
Suite 4000
1735 Market Street
Philadelphia, PA 19103-7501

Independent Auditors’ Report

The Members

Fund III Projects:

Opinion

We have audited the combined financial statements of Fund III Projects (the Company), which comprise the combined balance sheets as of August 8, 2024 and December 31, 2023, and the related combined statements of operations, members’ equity, and cash flows for the periods then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of August 8, 2024 and December 31, 2023, and the results of its operations and its cash flows for the periods then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 13 to the combined financial statements, the Company has elected to change its method of accounting for interest rate swaps to remove the application of the simplified hedge accounting alternative available for private companies. Consequently, the Company’s combined financial statements for the year ended December 31, 2023 have been revised. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Philadelphia, Pennsylvania

June 27, 2025

FUND III PROJECTS

Combined Balance Sheets

(In thousands)

	August 8, 2024	December 31, 2023
Assets
Current assets:
Restricted cash	$112,508	$56,749
Accounts receivable and affiliates	81,815	49,211
Inventory	99,034	95,600
Prepaid expenses	19,069	27,745
Assets from risk management activities	133,694	138,391
Other current assets	9,634	15,211
Total current assets	455,754	382,907

Property, plant, and equipment	3,221,387	3,209,878
Accumulated depreciation	(965,010)	(894,451)
Property, plant, and equipment, net	2,256,377	2,315,427

Assets from risk management activities, long term	141,833	161,356
Operating lease right-of-use assets, net	5,313	5,504
Investment in unconsolidated affiliate	-	39,700
Other noncurrent assets	144,070	130,452
Total assets	$3,003,347	$3,035,346

Liabilities and Members’ Equity

Current liabilities:
Current portion of long-term debt	$171,848	$5,797
Short term debt	26,100	15,900
Accounts payable and affiliates and accrued expenses	105,266	94,054
Liabilities from risk management activities	184,460	243,180
Deferred revenue	-	1,548
Operating lease liabilities	368	634
Total current liabilities	488,042	361,113

Long term debt	1,714,462	1,922,821
Liabilities from risk management activities, long term	210,611	280,133
Asset retirement obligations	82,138	79,500
Operating lease liabilities	5,240	5,375
Other long term liabilities	17,404	23,367
Total liabilities	2,517,897	2,678,309

Members’ equity	485,450	363,038
Total liabilities and members’ equity	$3,003,347	$3,035,346

See accompanying notes to the combined financial statements

FUND III PROJECTS

Combined Statements of Operations

January 1, 2024 to August 8, 2024 and Years Ended December 31, 2023

(In thousands)

	January 1, 2024 to	Year ended
	August 8, 2024	December 31, 2023
Revenues:
Energy and capacity revenues	$631,446	$990,798
Gain on risk management activities	161,227	574,691
Other revenue	6,963	11,032
Total revenues	799,636	1,576,521

Operating expenses:
Fuel and transportation	248,171	360,711
Loss on risk management activities	41,400	452,860
Operating and maintenance	133,962	250,910
General and administrative	18,199	29,306
Depreciation	72,401	119,608
Accretion	2,638	4,134
Total operating expenses	516,771	1,217,529

Operating income	282,865	358,992

Interest expense, net	(116,018)	(194,616)
Other (loss) income, net	(30,565)	3,592
Equity in net income of unconsolidated affiliate	13	2,846
Net income	$136,295	$170,814

See accompanying notes to the combined financial statements

FUND III PROJECTS

Combined Statements of Members’ Equity

(In thousands)

Total
Members’
equity
Balances at December 31, 2022	$280,934

Net income	170,814
Capital contribution	36,600
Distributions	(125,310)
Balances at December 31, 2023	$363,038

Net income	136,295
Capital contribution	30,274
Distributions	(44,157)
Balances at August 8, 2024	$485,450

See accompanying notes to the combined financial statements

FUND III PROJECTS

Combined Statements of Cash Flows

(In thousands)

	January 1, 2024 to	Year ended
	August 8, 2024	December 31, 2023
Cash flows from operating activities:
Net income	$136,295	170,814

Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation	72,401	119,608
Amortization of right-of-use assets	191	411
Amortization of deferred financing costs	6,993	13,316
Risk management activities	(104,023)	(35,223)
Accretion	2,638	4,134
Impairment on investment in unconsolidated affiliate	30,586	-
Distributions received from investments in unconsolidated affiliates, net of equity in net loss (income)	109	(1,858)
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(32,604)	87,168
Increase in inventory and capital spares	(3,434)	(4,548)
Decrease in prepaid expenses	8,676	398
Decrease (increase) in other current assets	5,577	(6,122)
Increase in other noncurrent assets	(13,618)	(10,121)
Increase (decrease) in accounts payable and accrued expenses	11,213	(79,214)
(Decrease) increase in deferred revenue	(1,548)	1,548
Decrease in operating lease liabilities	(401)	(355)
(Decrease) increase in other long term liabilities	(5,963)	7,076

Net cash provided by operating activities	113,088	267,032

Cash flows from investing activities:
Capital expenditures	(11,508)	(11,554)
Change in investment in unconsolidated affiliate	-	12
Net cash used in investing activities	(11,508)	(11,542)

Proceeds from issuance of short term debt	11,200	79,300
Principal payments on short term debt	(1,000)	(99,500)
Proceeds from issuance of long term debt	-	675,000
Principal payments on long term debt	(49,301)	(794,129)
Debt issuance costs	-	(26,077)
Capital contributions	30,274	36,600
Cash distributions	(36,994)	(125,310)
Net cash used by financing activities	(45,821)	(254,146)

Net change in restricted cash	55,759	1,344
Restricted cash, beginning of period	56,749	55,405
Restricted cash, end of period	$112,508	56,749

Supplemental disclosure of cash flow information:
Cash paid for interest	$95,021	167,006

Supplemental disclosure of noncash financing activities
In May 2024, the Company transferred its equity interest in a certain generation facility	$(7,163)	-

See accompanying notes to the combined financial statements

FUND III PROJECTS

Notes to Combined Financial Statements

(1)	Organization

The accompanying combined financial statements of Fund III Projects (Company) includes the operations and assets held by Granite Generation, LLC (Granite), Helix Gen Funding, LLC (Helix), Ocean State Power LLC (Ocean State), and Rise Light & Power, LLC (Rise) (collectively the “Companies”). Granite is indirectly owned by Granite Energy, LLC (Granite Energy). Helix, Ocean State, and Rise are indirectly owned by Helix Generation, LLC (Helix Gen). The Companies hold an array of generation facilities (collectively, the “Generation Facilities”) that are strategically positioned in key power markets, including PJM Interconnection LLC (PJM), ISO-New England Inc.(ISONE), and New York Independent System Operator (NYISO).

The Generation Facilities owned by the Companies are described below:

Generation Facilities	Location	Size	Year operational	Type
Springdale Energy, LLC	Springdale, PA	700 MW	1999-2003	Simple & Combined Cycle
Gans Energy, LLC	Gans, PA	96 MW	2000	Simple Cycle
Chambersburg Energy, LLC	Chambersburg, PA	100 MW	2001	Simple Cycle
Aurora Generation, LLC	Aurora, IL	1,050 MW	2001	Simple Cycle
Rockford Generation, LLC	Rockford, IL	550 MW	2000/2002	Simple Cycle
Armstrong Power, LLC	Shelocta, PA	780 MW	2002	Simple Cycle
Troy Energy, LLC	Luckey, OH	780 MW	2002	Simple Cycle
Helix Ironwood, LLC	Lebanon, PA	760 MW	2001	Combined Cycle
Helix Ravenswood, LLC	Queens, NY	2002 MW	1963	Simple & Combined Cycle
Ocean State Power LLC	Burrillville, RI	560 MW	1990	Combined Cycle

(2)	Summary of Significant Accounting Policies

(a)	Basis of presentation

The accompanying combined financial statements include the accounts of the Companies. The Companies are under common control, as they are owned and controlled by LS Power Equity Partners III, LP. Accordingly, the combined financial statements and related notes are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). All significant intercompany transactions and balances among the Companies have been eliminated in the combined financial statements. These combined statements are prepared to present the combined results of entities that are under common control.

Operating results for the period ended August 8, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. The operation results for fiscal year 2024 reflect activity only up to August 8, 2024, due to a contribution transaction that occurred on August 9, 2024 (see Note 12).

These combined financial statements and notes reflect the Company’s evaluation of events occurring subsequent to the combined balance sheet date through June 27, 2025, the date the financial statements were issued.

(b)	Use of Estimates

Management makes estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses to prepare the combined financial statements in conformity with U.S. GAAP. The most significant of these estimates and assumptions relate to derivative instruments and asset retirement obligations. Actual results could differ materially from those estimates.

6	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

(c)	Restricted Cash

Restricted cash consists of amounts that are restricted under the terms of certain financing agreements from transfer or dividend until such time as certain conditions are met. Such restricted cash is used primarily for operating expenses and debt service.

(d)	Accounts Receivable

Accounts receivable primarily consists of amounts owed to the Generation Facilities for electric energy delivered to PJM, ISONE, and NYISO (collectively, the “ISOs”) under the energy management agreements (see Note 6a). Accounts receivable also consists of amounts owed to the Generation Facilities from ISOs for delivered capacity, as well as for hedge settlement fuel sales, and bilateral capacity settlements from energy marketers or other counterparties.

(e)	Allowance for Doubtful Accounts

Management establishes reserves on accounts receivable if it becomes probable that the Company will not collect part of the outstanding accounts receivable balance. Management reviews collectability and establishes or adjusts its allowance using the specific identification method.

(f)	Inventory

Inventory consists of fuel oil, natural gas, and spare parts used in the production of electricity. Inventory is stated at the lower of weighted average cost or net realizable value. The carrying value of fuel inventories will be recovered with normal profits in the ordinary course of business through the generation and sale of energy. As of August 8, 2024 and December 31, 2023, spare parts inventory were $53.6 million and $51.5 million, respectively. As of August 8, 2024 and December 31, 2023, fuel inventory was $45.4 million and $44.1 million, respectively.

(g)	Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated remaining useful lives of individual assets or classes of assets. Plant and equipment is depreciated over the estimated useful life of the power generation facilities ranging from 20 to 30 years. The estimated useful life for computer software is 3 years, computer hardware is 5 years, vehicles is 5 years, warehouse storage structure is 10 years, mechanical and electrical tools are 5 years and office equipment, and furniture and fixtures are 7 years. Property, plant, and equipment also includes capital spares inventory available for use in planned major maintenance. Additions and improvements extending asset lives beyond their remaining estimated useful lives are capitalized, while repairs and maintenance, including planned major maintenance and capital spares, are charged to expense as incurred.

(h)	Impairment of Long-Lived Assets and Intangible Assets

In accordance with ASC 360, Property, Plant, and Equipment, long-lived assets with determinable useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and would be charged to earnings. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the costs to sell.

7	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

(i)	Asset Retirement Obligations

In accordance with ASC 410, Asset Retirement Obligations and Environmental Obligations, the Company recognizes the fair value of the liability for asset retirement obligations in the period in which it is incurred if a reasonable estimate of fair value can be made. An amount equal to the present value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the useful life of the asset. The liability is accreted through charges to accretion in the accompanying combined statements of operations. If the obligation is settled for an amount other than the carrying amount of the liability, a gain or loss is recognized upon settlement. As of August 8, 2024 and December 31, 2023, the Company has a liability of $82.1 million and $79.5 million, respectively, for asset retirement obligations to provide for the future removal and dismantling of certain generation facilities. Accretion expense was $2.6 million and $4.1 million for the period from January 1, 2024 to August 8, 2024 and the year ended December 31, 2023, respectively.

(j)	Leases

In accordance with FASB ASC 842, Leases, the Company evaluates each contract at inception to determine if it contains a lease. The Company considers a contract to be a lease when an asset is either explicitly or implicitly identified in the contract; and the contract conveys to the Company the right to control the use of the identified asset during the contract period. Operating leases are included in Operating lease right-of-use assets, net and Operating lease liabilities in the Company’s combined balance sheets.

Operating lease right-of-use assets represent our right to use an underlying asset for the lease term, and operating lease liabilities represent our obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Renewal options that are reasonably certain to be exercised are included in the lease term. In determining the present value of the future lease payments, the Company uses the incremental borrowing rate, which is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, over a similar term an amount equal to the payments for the lease. Short-term leases, leases with a term of 12 months are less at inception, are not recorded on the Company’s combined balance sheets. Lease expenses for all operating leases are expensed on a straight-line basis over the lease term on the Company’s combined statements of operations (see Note 7).

(k)	Debt Issuance and Deferred Financing Costs

Debt issuance and deferred financing costs are amortized over the term of the Company’s financing arrangements using effective interest method. Unamortized debt issuance and deferred financing costs are reflected as components of Current portion of long term debt and Long term debt on the accompanying combined balance sheet.

8	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

(l)	Regional Greenhouse Gas Initiative Allowances

The Company is located in states that participate in the Regional Greenhouse Gas Initiative (RGGI) to reduce greenhouse gas emissions. The Company is required to possess RGGI allowances equal to its CO2 emissions over a three-year control period. The Company must hold allowances equal to 50% of its emissions during each interim control period (the first two calendar years of each three-year control period), and 100% of all three years’ allowances must be surrendered by March 1 after the three-year control period. The Company records RGGI allowances as other assets or other liabilities at the weighted-average cost or fair market value, as appropriate, on the accompanying combined balance sheets. Due to market fluctuations in value, the value of the liability for the RGGI allowances recorded on the Company’s accompanying combined balance sheet may not reflect the final cost of the surrendered RGGI allowances. RGGI allowances are charged to Fuel and transportation on the accompanying combined statements of operations when the Generation Facility operates. As of August 8, 2024 and December 31, 2023, the Company recorded accounts payable of $31.9 million and $7.0 million respectively, based on weighted average cost and the fair market value for the remaining liability in excess of the RGGI contracts on the accompanying combined balance sheets. For the period from January 1, 2024 to August 8, 2024, RGGI allowance expense was $33.2 million, which is reflected as a component of Fuel and transportation expense in the accompanying combined statements of operations. For the year ended December 31, 2023, RGGI allowance expense was $37.3 million.

The Company enters into futures contracts whereby the Company agrees to purchase RGGI allowances at a fixed price to be physically delivered on a future date. The contracts entered into by the Company meet the definition of a derivative in accordance with ASC 815, Derivatives and Hedging (ASC 815) (see Note 9).

(m)	Revenue Recognition

Capacity revenue is recognized over time as the Company satisfies its performance obligation of maintaining available generation capacity at negotiated contract terms. Energy revenue consists of physical and financial transactions and is recognized when the performance obligation is satisfied upon delivery of electricity to customers. Physical transactions or the sale of generated electricity to meet supply are recorded on a gross basis in the accompanying combined statements of operations in accordance with ASC 606, Revenue from Contracts with Customers. The Company elected to apply the practical expedient to recognize revenue in the amount it has the right to invoice for both capacity and energy revenue, as this represents the value transferred to customers. For the period from January 1, 2024 to August 8, 2024 and for the year ended December 31, 2023, capacity revenue amounted to $231.6 million and $378.9 million, respectively, which are reflected as a component of energy and capacity revenues in the accompanying combined statements of operations. For the year ended December 31, 2023, the Company recognized $32.9 million net gain related to capacity performance bonuses and penalties (see Note 14).

(n)	Derivative Financial Instruments

The Company enters into agreements that meet the definition of a derivative in accordance with ASC 815. These agreements are entered into to mitigate or eliminate market and financial risks. ASC 815 provides for three different ways to account for derivative instruments: (i) as an accrual agreement, if the criteria for the “normal purchase normal sale” exception are met and documented; (ii) as a cash flow or fair value hedge, if the specified criteria are met and documented; or (iii) as a mark-to-market agreement with changes in fair value recognized in current period earnings. All derivative instruments that do not qualify for the normal purchase normal sale exception are recorded at fair value in risk management assets and liabilities on the accompanying combined balance sheets.

If designated as a cash flow or fair value hedge, the Company documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy. This process includes linking all derivatives that are designated as hedges to specific assets or liabilities on the accompanying combined balance sheets or to forecasted transactions. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. This could occur when: (1) it is determined that a derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; or (3) the derivative is discontinued as a hedging instrument, because it is unlikely that a forecasted transaction will occur. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge of cash flows, the derivative will continue to be carried at fair value on the accompanying combined balance sheets and the gains and losses that were accumulated in other comprehensive income are recognized immediately or over the remaining term of the forecasted transaction in the accompanying combined statements of operations.

9	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

Changes in the fair value of derivative instruments are recognized in the accompanying combined statements of operations. Any gains and losses resulting from changes in the market value of the derivative instruments contracts are recorded in the accompanying combined statements of operations in the current year.

(o)	Fair Value Measurements

Fair value, as defined in ASC 820, Fair Value Measurements and Disclosures (ASC 820), is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

(p)	Fair Value of Financial Instruments

The carrying amounts of Restricted cash, Accounts receivable, and Accounts payable and accrued expenses are equal to or approximate their fair values due to the short-term maturity of those instruments. The fair value of long-term debt approximates its book value at August 8, 2024, as the interest rates are variable.

(q)	Income Taxes

The Company consists of entities that have been organized as a limited liability company and are treated as disregarded entities for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the member’s level.

(r)	Concentrations of Credit and Market Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of restricted cash, accounts receivable, and derivatives. Restricted cash accounts are generally held at major institutions. Accounts receivable is concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry, or other conditions.

The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments. The counterparties to these transactions are major financial institutions. The Company does not require collateral or other security to support its financial instruments with credit risk. For the period January 1, 2024 to August 8, 2024,46%, 10%, and 44% of revenues consisted of sales to PJM, ISONE, and NYISO, respectively. For the year ended December 31, 2023,50%, 11%, and 39% of revenues consisted of sales to PJM, ISONE, and NYISO, respectively. All revenues are subject to geographical market risks.

10	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

(s)	Risks and Uncertainties

The Company is subject to a variety of factors, including the economy, the regulatory environment, the electricity markets, and the availability of capital resources. As with any power generation facility, operations of the Generation Facilities involve risk, including the performances of the facilities below expected levels of efficiency and output, shut downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, labor disputes, weather interferences, or catastrophic events such as fires, earthquakes, floods, explosions, pandemics, or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by the facilities or significantly increase the expenses of the facilities, adversely impacting the Company’s ability to make payments of principal and interest on its debt when due.

(t)	Equity Method Investments

In accordance with ASC 323, Investments Equity Method and Joint Ventures, the Company applies the equity method of accounting to investments in which it has significant influence, but not a controlling financial interest (see Note 3). Under the equity method, the Company initially records the investment at cost and adjusts the carrying amount to recognize the Company's share of the earnings or losses of the investee after the acquisition date. The Company's share of the investee's earnings or losses is recognized in the Company's income statement. Distributions received from the investee reduce the carrying amount of the investment. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

(u)	Commitments and Contingencies

In accordance with ASC 450, Contingencies, the Company records a loss contingency for matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Loss contingency reserves are based on estimates and judgments made by management with respect to the likely outcome of matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant. These estimates and judgments could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors.

Additionally, the Company follows the guidance of ASC 460, Guarantees (ASC 460), for disclosing and accounting of guarantees and indemnifications entered into during the course of business. When a guarantee or indemnification subject to ASC 460 is entered into the estimated fair value of the guarantee or indemnification is assessed. Some guarantees and indemnifications could have a financial impact under certain circumstances. Management considers the probability of such circumstances occurring when estimating fair value.

11	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

(3)	Equity Method Investment

The Company holds 16.3% equity interest in Attentive Energy LLC (Attentive). The Company accounts for this investment using the equity method of accounting as the Company exercises significant influence, but not control over the Attentive's operating and financial policies. As of December 31, 2023, the carrying value of the investment in Attentive was $30.6 million. During the period from January 1, 2024 to August 8, 2024, the Company determined that its investment in Attentive was impaired due to significant regulatory and contractual challenges that materially reduced the likelihood of Attentive’s projects progressing as planned. As a result, the carrying value was written down by $30.6 million to $0. This impairment loss was recorded in Other (loss) income, net in the combined statements of operations. There was no material operating activity in Attentive during the periods presented. See Note 5 regarding loan receivable from Attentive.

(4)	Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. As of August 8, 2024 and December 31, 2023, Property, plant and equipment, net consisted of the following (in thousands):

	August 8, 2024	December 31, 2023
Land and improvements	$87,879	$87,879
Plant and equipment	3,081,970	3,067,046
Computer software and hardware	6,653	6,596
Vehicles	426	426
Warehouse Storage	209	209
Mechanical equipment	1,805	1,805
Office furniture and equipment	261	169
Construction in progress	12,012	10,631
Capital spares	30,172	35,117
Total property, plant and equipment	3,221,387	3,209,878
Accumulated depreciation	(965,010)	(894,451)
Property, plant and equipment, net	$2,256,377	$2,315,427

For the period from January 1, 2024, to August 8, 2024, depreciation expense for property, plant and equipment was $72.4 million. For the year ended December 31, 2023, depreciation expense for property, plant and equipment was $119.6 million.

(5)	Other Noncurrent Assets

Other Noncurrent Assets primarily consists of initial loan that was made by Rise to Attentive. The loan accrues interest at 7% per annum and expires December 31, 2027. As of August 8, 2024 and December 31, 2023, the Company had a loan receivable of $133.0 million and $122.3 million plus accrued interest, respectively.

(6)	Facility and Contract Commitments

(a)	Energy Management Agreements

The Company has entered into several energy management agreements (EMAs) with various counterparties to provide comprehensive power management services, including scheduling, dispatch, and delivery of energy, as well as fuel and risk management services for its generation facilities. These counterparties are responsible for scheduling the natural gas supply required to operate the respective generation facilities and coordinating the sale of power, capacity, and ancillary services.

12	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

For the period from January 1, 2024 to August 8, 2024 and year ended December 31, 2023, the Company incurred costs under the EMAs of $1.4 million and $2.0 million, respectively, which is recorded in General and administrative expense on the accompanying combined statements of operations.

(b)	Operation and Maintenance Agreements

The Company has several operations and maintenance (O&M) agreements with various counterparties to provide comprehensive operation and maintenance services for its generation facilities. Under these agreements, the Company pays a fixed monthly operating fee, which is subject to an annual adjustment based on specified indices. Additionally, the Company pays an annual incentive fee and reimburses the operators for all labor costs, including payroll, related taxes, and other incurred costs.

For the period from January 1, 2024 to August 8, 2024 and year ended December 31, 2023, the Company incurred fixed costs under the O&M agreements of $2.2 million and $3.6 million, respectively, which are recorded under General and administrative expenses, and incurred $33.9 million and $52.3 million of other labor costs, respectively, under the O&M agreements, which is recorded in Operating and maintenance expense in the accompanying combined statements of operations.

(c)	Asset Management and Fuel Supply

The Company has entered into several asset management and fuel supply agreements with various counterparties to provide fuel transportation and management services to the Generation Facilities. The following summarizes the terms in those agreements:

Certain Generation Facilities have separate fuel supply agreements with various counterparties. These agreements call for the counterparty to provide certain fuel management services and to be the gas supplier to the plant. Quantities purchased will be agreed between the facilities and counterparties on the applicable pipelines and will be priced according to the transaction confirm in the contract.

Springdale Energy, LLC (Springdale) has an asset management with a counterparty. The Company shall release to the counterparty the firm transportation capacity an amount specified in the agreement. The counterparty agrees to pay the Company for each month of the term of the released capacity. Released capacity must be used to first serve gas supply obligations to Springdale to the delivery point and the counterparty shall have the right to utilize the remainder for its purposes.

For the period from January 1, 2024 to August 8, 2024 and for the year ended December 31, 2024, the Company incurred costs under the asset management and fuel supply agreements of $185.4 million and $278.8 million, respectively, which is recorded in Fuel and transportation expense in the accompanying combined statements of operations.

(d)	Gas Transportation and Storage Agreements

Certain Generation Facilities have firm gas transportation and storage agreements with various counterparties. These agreements call for the counterparties to deliver natural gas, not to exceed the daily maximum, to a specific interconnection point, specified in the respective agreements.

Helix Ravenswood, LLC (Ravenswood) has a fuel oil supply agreement with Con Edison that involves Ravenswood supplying, storing, and handling fuel oil, with Con Edison paying handling fees and costs based on delivery quantities, expiring in 2098 or when certain facilities cease operations. Furthermore, Ravenswood has a contract with Con Edison and NYISO to use fuel oil instead of natural gas for electricity generation, with NYISO providing fixed monthly payments. During the period from January 1, 2024 to August 8, 2024 and for the year ended December 31, 2023, the Company earned $5.4 million and $10.6 million, respectively, which are recorded as Other revenue in the accompanying combined statements of operations.

13	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

For the period from January 1, 2024 to August 8, 2024 and for the year ended December 31, 2024, the Company incurred costs under the gas transportation agreements of $24.8 million and $40.7 million, respectively, which is recorded in Fuel and transportation expense in the accompanying combined statements of operations. As of August 8, 2024 and December 31, 2023, the Company has $13.2 million in LOCs outstanding related to the gas transportation and storage agreements.

(e)	Equipment Maintenance Agreements

Helix Ironwood, LLC (Ironwood) has a term warranty contract (TWC) with Siemens Energy, Inc. (Siemens) for outage procedures on turbine and generator components, expiring at the earlier of a major inspection or December 31, 2049, with fees based on time and milestones and paid quarterly. The long-term service agreements (LTSA) with GE International (GE) for Armstrong Power, LLC (Armstrong) and Troy Energy, LLC (Troy) expired December 2024. Armstrong has a maintenance service agreement (MSA) with GE that expires in December 2027 and can be renewed on mutual agreement. Troy's MSA with GE expired December 2024. The MSA is a bundled service agreement that involves fixed quarterly fees. Springdale's long-term service agreement with Siemens, expiring by the third major outage or December 31, 2032, includes similar fee structures and potential extensions. Under the terms of the MSA, the Company issued a LOC in the amount of $7 million.

Ravenswood has a contractual services agreement (CSA) with GE for outage procedures on gas combustion turbine components, expiring at the earlier of the fourth major outage or 225,000 operating hours, or October 3, 2036. Initially, Ravenswood makes quarterly payments in arrears based on operating hours at a contracted rate, subject to escalation.

Payments for LTSAs, TWC, and CSA are deferred as prepaid expenses until maintenance occurs, while Armstrong and Troy's payments are expensed quarterly. For the period from January 1, 2024 to August 8, 2024 and for the year ended December 31, 2023, the Company made payments totaling $10.6 million and $19.4 million, respectively, under the TWC, MSAs, and LTSAs.

The TWC and LTSA accrued expenses have exceeded the cumulative payments made. As of August 8, 2024, and December 31, 2023, the net excess amounts of $9.8 million and $17.4 million, and $9.3 million and $23.4 million, respectively, relating to the TWC and LTSA, are reflected as components of Accounts Payable and accrued expenses and Other long-term liabilities, respectively, in the accompanying combined balance sheets. The cumulative payments made under the CSA have exceeded the cumulative costs and accordingly the net excess is reflected as a component of Other noncurrent assets in the accompanying balance sheets for the period from January 1, 2024 to August 8, 2024 and for the year ended December 31, 2023, in the amount of $10.9 million and $6.4 million, respectively.

(f)	Physical Gas Call Option Agreements

Armstrong has a call option agreement with BP Energy Company to buy natural gas at an index price plus transportation charges for a maximum daily amount of 27,500 MMBtu(s). For the period from January 1, 2024 to August 8, 2024 and for the year ended December 31, 2023, the Company incurred costs under the physical gas call option agreements of $2.6 million and $6.4 million, respectively, which is recorded in Fuel and transportation expense in the accompanying combined statements of operations.

14	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

(g)	Capacity Agreements

The Company has several agreements to sell capacity to various counterparties. These agreements enable certain Generation Facilities to sell to various counterparties a fixed quantity of capacity at a fixed price for a certain period of time.

(h)	Electric and Gas Interconnection Agreements

The Company has electric interconnection agreements with PJM, ISO-NE, Con Edison, National Grid and other counterparties that connect the Generation Facilities to the electrical power grid. The agreements continue in effect indefinitely until terminated. For the period from January 1, 2024 to August 8, 2024, and for the year ended December 31, 2023 the Company did not incur maintenance costs relating to the electric and gas interconnection agreements. The Company has gas interconnection agreements with various counterparties that connect the Generation Facilities to their respective natural gas pipelines. The agreements continue in effect indefinitely until terminated.

The Company has various long term contractual and commercial commitments of which the significant contracts have been discussed in this note and Note 8, which further discusses lease agreements. The following table summarizes the obligations with respect to the significant contractual and commercial commitments, including lease agreements, as of August 8, 2024 (in thousands):

	Less than 1	2 to 3	4 to 5	More than
Contractual obligations	year	years	years	5 years	Total
Energy management agreements	$2,563	5,181	5,324	44,257	57,325
Operation and maintenance agreements	2,618	5,425	5,688	50,313	64,044
Equipment maintenance agreements	21,813	48,191	54,119	148,713	272,836
Gas transportation agreements	34,990	65,394	64,336	367,062	531,782
Physical call option agreements	1,305	758	—	—	2,063
Lease agreements	390	815	865	5,182	7,252
Management service agreement (see Note 10)	10,951	14,923	—	—	25,874
Total	$74,630	140,687	130,332	615,527	961,176

(7)	Leases

The Company has various operating leases for land, storage, and office equipment. These include a lease for 21.2 acres of land from Rock River Valley Industrial Park, Inc. for the Rockford generation facility, which includes easements for operating a simple cycle generation facility. This lease, renewable for two successive 20-year terms, currently extends to December 31, 2039, with annual rent payments subject to a 3% escalation.

For office space, the Company entered into a 5-year and 6-year lease on December 30, 2021, which includes a 5-year renewal option. Lease payments are made monthly, and renewal options that are reasonably certain to be exercised are included in the lease term. The Company does not have any leases with variable payments or residual value guarantees.

15	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

	January 1,	Year Ended
	2024 to August	December
	8, 2024	31, 2023
Lease cost (in thousands)
Operating lease cost	$452	748
Short-term lease cost	2	22
Total lease cost	$454	770

Other information (in thousands):
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$596	631
Weighted-average remaining lease terms (in years)	13.49	14.15
Weighted-average discount rate	5.59%	5.59%

As of August 8, 2024, annual payments based on the maturities of the Company’s operating leases are expected, presented by calendar year, to be as follows (in thousands):

2024	$109
2025	715
2026	727
2027	577
2028	426
2029	438
Thereafter	5,182
Total operating lease payments	8,174
Less: present value adjustment	(2,566)
Total operating lease liabilities	$5,608

(8)	Financing Arrangements

Our financing arrangements consisted of the following as of August 8, 2024 and December 31, 2023 (in thousands):

Loan agreement	August 8, 2024	December 31, 2023
Term Loan	$1,919,778	1,969,079
Revolving Facility	26,100	15,900
Total debt principal	1,945,878	1,984,979
Less: unamortized debt issuance costs and discount	(33,468)	(40,461)
Total debt	1,912,410	1,944,518
Less: current portion	(171,848)	(5,797)
Less: short term debt	(26,100)	(15,900)
Long-term debt	$1,714,462	1,922,821

16	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

Granite

In November 2019, Granite entered into a credit agreement with a group of lenders (the Granite Credit Agreement).

The Credit Agreement consists of the following:

a)	$1.4 billion seven-year term loan (the Granite Term Loan)

b)	$100 million five year revolving and LOC facility (Granite Revolving Facility)

As of August 8, 2024, there was $40.9 million of LOCs outstanding under the Granite Revolving Facility.

The amortization of the debt issuance and deferred financing costs is reflected as a component of Interest expense, net on the accompanying combined statements of operations. For the periods ended August 8, 2024 and December 31, 2023, amortization of such costs totaled $2.6 million and $4.4 million, respectively.

The one-month interest rate in effect as of August 8, 2024 and December 31, 2023 for the Term Loan was 9.21% and 9.22%, respectively.

Under the terms of the Granite Credit Agreement, the Granite Term Loan requires quarterly scheduled principal payments of 0.25% of the original outstanding principal amount starting in March 2020. Each quarter, commencing in March 2020, a percentage, based on the first lien leverage ratio, of the excess cash flows are applied to repay a portion of the outstanding Granite Term Loan, after such, Granite is permitted, subject to meeting certain distribution conditions, to distribute the remaining excess cash. Granite is required to prepay the Granite Term Loan with 25% of any remaining excess cash flow if the first lien leverage ratio exceeds 3.75 but is less than 4.50, 50% of any remaining excess cash flow if the first lien leverage ratio exceeds 4.50 but is less than 5.75, and 75% of any remaining excess cash flow if the first lien leverage ratio exceeds 5.75.

Helix

On July 13, 2023, Helix executed a credit agreement with a group of lenders (the Helix Credit Agreement). The Helix Credit Agreement consisted of the following:

a)	$675 million term loan with a termination date of December 31, 2027 (Helix Term Loan);

b)	$175 million revolving and LOC facility with a termination date of September 30, 2027 (Helix Revolving Facility), until September 29, 2023, which then reduced to $150 million.

The interest rate in effect at August 8, 2024, and December 31, 2023 for the Helix Term Loan was 10.08% and 10.10%.

For the period ended August 8, 2024, $46.3 million excess cash flow generated from operations was applied to repay a portion of the outstanding principal on the Helix Term Loan.

The Helix Credit Agreement requires compliance with covenants, including, among other things, financial statement reporting requirements and limitations or restrictions relating to the use of the proceeds, additional indebtedness and disposition of assets. Helix was in compliance with all covenants as of August 8, 2024.

17	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

In accordance with the Helix Credit Agreement, Helix is also required to maintain and have available a debt service reserve at least equal to the aggregate scheduled principal, interest, interest rate swaps settlement, and other scheduled debt service projected to be payable under the Helix Credit Agreement for the six-month period occurring after the last day of each calendar quarter. This requirement may be satisfied with either cash or LOCs. As of August 8, 2024, Helix issued LOCs totaling the amount of $30.0 million to satisfy this requirement.

Helix is also required to maintain and have available a major maintenance reserve at least equal to the aggregate major maintenance expenses reasonably anticipated becoming due within the six-month period occurring after the last day of each calendar quarter. This requirement may be satisfied with cash or LOCs. As of August 8, 2024, Helix had an $7.0 million LOC outstanding.

As of August 8, 2024, there was $587.1 million outstanding under the Helix Term Loan and $75.5 million of LOCs outstanding under the Helix Revolving Facility. As of December 31, 2023, there was $633.4 million outstanding under the Helix Term Loan and $123.4 million of LOCs outstanding under the Helix Revolving Facility.

The amortization of debt issuance and deferred financing costs is reflected as a component of interest expense, net on the accompanying combined statements of operations. For the period ended August 8, 2024 and December 31, 2023, amortization of such costs totaled $3.7 million and $8.0 million, respectively.

Ocean State

On August 8, 2018, Ocean State executed a credit agreement with a group of lenders (the Ocean State Credit Agreement). The Ocean State Credit Agreement consists of a $230.0 million seven-year term loan (the Ocean State Term Loan), and a $30.0 million seven year revolving and letter of credit facility (the Ocean State Revolving Facility). The interest rate in effect at August 8, 2024, and December 31, 2023 for the Term Loan was 8.18% and 8.20%, respectively.

In accordance with the Ocean State Credit Agreement, Ocean State is also required to maintain and have available a debt service reserve at least equal to the aggregate scheduled principal, interest, interest rate swaps settlement, and other scheduled debt service projected to be payable under the Ocean State Credit Agreement for the six month period occurring after the last day of each calendar quarter. For the year ended December 31, 2023, Ocean State issued a Letter of Credit (LOC) totaling $11.6 million to satisfy this requirement.

Ocean State is also required to maintain and have available a major maintenance reserve at least equal to the aggregate major maintenance expenses reasonably anticipated becoming due within the six month period occurring after the last day of each calendar quarter. This requirement may be satisfied with cash or LOCs. For the periods ended August 8, 2024 and December 31, 2023 Ocean State issued a LOC totaling $1.1 million.

The amortization of debt issuance and deferred financings costs is reflected as a component of interest expense, net on the accompanying combined statements of operations. For the period ended August 8, 2024 and December 31, 2023, amortization of such costs totaled $527 thousand and $858 thousand, respectively.

As of August 8, 2024, minimum principal payments for the remainder of 2024 and the following calendar years for the Granite, Helix and Ocean State are as follows (in thousands):

	2024	2025	2026	2027	2028	2029
Minimum Principal Payments	$3,674	169,001	1,160,007	587,096	-	-

18	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

(9)	Derivative Instruments and Hedging Activities

The Company enters into interest rate swaps to reduce its exposure to market risks from changing interest rates and commodity derivatives to reduce its exposure to market fluctuations of energy prices and gas prices. The Company is a party to the following derivative instruments:

(a)	Interest Rate Swaps Granite

The Company had several interest rate swaps with amortizing notional values with various counterparties, maturing in December 2023, to effectively convert the floating interest rate on a portion of the Term Loan to fixed interest rates ranging from 1.20% to 2.88%. These interest rate swaps were designated as cash flow hedges under ASC 815. As of December 31, 2023, there was no aggregate notional amount outstanding.

Helix

In July 2023, the Company entered into three interest rate swap agreements with an initial aggregate amortizing notional amount of approximately $333.5 million, to effectively convert the floating interest rate on a portion of the Term Loan to a fixed interest rate averaging 3.87% for each of the quarterly periods ending September 30, 2023 through December 31, 2027.

(b)	Heat Rate Call Option

The Company entered into several daily financial heat rate call option contracts with various counterparties. The contracts provided for receipt of fixed option premium payments by the Company, net of energy settlements based on a fixed heat rate, power reference index price, gas reference index price, and certain energy prices. The heat rate call option is marked to market with changes in fair value recognized in current period earnings.

(c)	Commodity Derivatives

The Company enters into various energy related derivatives to manage the commodity price risk associated with power revenue and fuel costs for the Generation Facilities, including:

a)	Power Swap Contracts, which require payments to or from counterparties based upon the difference between the contract and the market price for a predetermined notional amount. These contracts are used to manage commodity price risk associated with changes in the ISOs power prices.

b)	Gas Swap Contracts, which require payments to or from counterparties based upon the difference between the contract and the market price for a predetermined notional amount. These contracts are used to manage commodity price risk at multiple delivery points associated with changes in fuel prices.

c)	Capacity Contracts, which require payments from counterparties based upon the difference between the contract and the market price for a predetermined notional amount.

d)	Option Contracts, which provide the Company the ability to buy or sell power at a fixed price.

e)	RGGI Contracts, which two parties agree to exchange a fixed number of allowances of a certain vintage year at a fixed price for a specific delivery month.

19	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

The Power Swap Contracts, Gas Swap Contracts, Capacity Contracts, Option Contracts, Heat Rate Call Option Contracts, and RGGI Contracts are entered into as part of the Company’s overall hedging strategy with respect to commodity price risk associated with energy gross margin. The Company records changes in the fair value of the commodity derivatives in the accompanying combined statements of operations in the current period.

The Company’s outstanding net position as of August 8, 2024, presented by calendar year, is summarized in the following table (in thousands):

		2024	2025	2026	2027	2028	2029
Power Swap Contracts (MWh)	Sell	6,219	9,961	4,585	3,937	-	-
Gas Swap Contracts (MMBTU)	Buy	48,621	71,219	32,617	27,751	-	-
Capacity Contracts (MW)	Sell	900	900	805	150	-	-
Heat Rate Call Options (MW)	Sell	280	-	-	-	-	-
RGGI Contracts (CO2 tons)	Buy	20	-	-	-	-	-

Fair Value Measurements

The following table sets forth by level within the fair value hierarchy the assets and liabilities of the Company that were accounted for at fair value on a recurring basis as of August 8, 2024 and December 31, 2023. These assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The three levels of the fair value hierarchy defined by ASC 820 are as follows:

•	Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and agreement prices for the underlying instruments, as well as other relevant economic measures. Substantially all these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace.

•	Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

20	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

The following table presents assets and liabilities measured and recorded at fair value on the Company’s combined balance sheets and their level within the fair value hierarchy as of August 8, 2024 and December 31, 2023 (in thousands):

	Fair value as of August 8, 2024
	Level 1	Level 2	Level 3	Total
Commodity derivatives	$-	(73,553)	-	(73,553)
Capacity contracts	-	(46,227)	-	(46,227)
Interest rate swap	-	(1,654)	-	(1,654)
Heat rate call options	-	-	(1,865)	(1,865)
RGGI contracts	-	3,755	-	3,755
Assets (liabilities) from risk management activities, net	$-	(117,679)	(1,865)	(119,544)

	Fair value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Commodity derivatives	$—	(115,184)	—	(115,184)
Capacity contracts	—	(88,349)	—	(88,349)
Interest rate swap	—	(2,823)	—	(2,823)
Heat rate call options	—	—	(17,210)	(17,210)
Assets (liabilities) from risk management activities, net	$—	(206,356)	(17,210)	(223,566)

Fair value measurements using significant	August 8,	December 31,
unobservable inputs (Level 3)	2024	2023
Balance – Beginning of Period	$(17,210)	(121,626)
Total (loss) gain on risk management activities	(1,153)	67,222
Settlements	16,498	37,194
Balance – Ending balance	$(1,865)	(17,210)

For the period from January 1, 2024, to August 8, 2024, the Company did not have any transfers between Levels 1, 2, or 3.

The following tables provide quantitative information for financial instruments classified as Level 3 in the fair value hierarchy for the period from January 1, 2024, to August 8, 2024 and year ended December 31, 2023:

	Valuation		Average August 8,
	Technique	Significant Inputs	2024	Units
Heat rate call options	Model	Electricity regional prices	$34.63	Dollars/MWH
		Natural gas prices	$2.13	Dollars/MMBtu
		Power price volatility	39.2%
		Gas price volatility	62.5%

21	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

			Average
	Valuation		December 31,
	Technique	Significant Inputs	2023	Units
Heat rate call options	Model	Electricity regional prices	$49.84	Dollars/MWH
		Natural gas prices	$2.51	Dollars/MMBtu
		Power price volatility	49.5%
		Gas price volatility	60.3%

The following tables present information concerning the impact of derivative instruments on the accompanying combined balance sheets and combined statements of operations.

Impact of Derivative Instruments on the Accompanying Combined Balance Sheets

The following tables present the classifications and fair value of derivative instruments on the accompanying combined balance sheets as of August 8, 2024 and December 31, 2023 (in thousands):

		August 8,	December
Instrument	Balance sheet location	2024	31, 2023
Derivatives not designated as hedging activities:

Interest rate swap	Assets from risk-management activities – short term	$—	2,790
Interest rate swap	Liabilities from risk-management activities – short term	(1,654)	—
Interest rate swap	Liabilities from risk-management activities – long term	—	(5,613)
Heat rate call options	Assets from risk-management activities – short term	—	1,114
Heat rate call options	Liabilities from risk-management activities – short term	(1,865)	(18,324)
Commodity derivatives	Assets from risk-management activities – short term	120,336	133,402
Commodity derivatives	Assets from risk-management activities – long term	137,848	152,614
Commodity derivatives	Liabilities from risk-management activities – short term	(146,126)	(178,755)
Commodity derivatives	Liabilities from risk-management activities – long term	(185,611)	(222,445)
Capacity contract	Assets from risk-management activities – short term	9,604	1,085
Capacity contract	Assets from risk-management activities – long term	3,984	8,742
Capacity contract	Liabilities from risk-management activities – short term	(34,815)	(46,101)
Capacity contract	Liabilities from risk-management activities – long term	(25,000)	(52,075)
RGGI contract	Assets from risk-management activities – short term	3,755	—
Total derivatives, net liability		$(119,544)	(223,566)

Impact of Derivative Instruments on the Accompanying Combined Statements of Operations

The following table presents the classification and amount of the gains and losses on derivative instruments in the accompanying combined statements of operations for the period from January 1, 2024, to August 8, 2024 and December 31, 2023.

The impact of derivative instruments that have not been designated as hedging instruments (in thousands):

22	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

	Location of gain (loss) recognized	Amount of gain (loss) in income on
	in income on derivatives	derivative for the period ended
Instrument		August 8, 2024	December 31, 2023
Derivatives not designated as hedges:
Commodity derivatives - power	Gain on risk management activities	180,481	618,397
Commodity derivatives - gas	Loss on risk management activities	(41,400)	(452,860)
Interest rate swap	Interest expense, net	1,169	(2,823)
Capacity contract	Gain on risk management activities	—	(121,888)
Call option contract	Gain on risk management activities	—	4,264
Heat rate call options	Gain on risk management activities	(22,957)	74,590
RGGI contracts	Gain on risk management activities	3,703	(672)
Total gain (loss) in income on derivatives		$120,996	119,008

For the period from January 1, 2024 to August 8, 2024 and year ended December 31, 2023, the Company did not record any ineffectiveness on the interest rate swaps.

Offsetting of Derivative Assets and Liabilities

The Company has elected to present derivative assets and liabilities on the balance sheets by offsetting amounts that could be netted pursuant to agreements with the Company’s counterparties.

The following tables present the gross and net derivative assets and liabilities and shows the effect if the offsetting amounts were shown net pursuant to agreements with the Company’s counterparties on the accompanying combined balance sheets as of August 8, 2024 and December 31, 2023 (in thousands):

		Offsetting
	Gross amounts not	amounts of
	offset in financial	derivative	Net amounts after
	statements as of	instruments as of	offset as of
	August 8, 2024	August 8, 2024	August 8, 2024
Assets from risk management activities	$275,527	(218,869)	56,658
Liabilities from risk management activities	(395,071)	218,869	(176,202)
Net risk management activities	$(119,544)	—	(119,544)

		Offsetting
	Gross amounts not	amounts of
	offset in financial	derivative	Net amounts after
	statements as of	instruments as of	offset as of
	December 31, 2023	December 31, 2023	December 31, 2023
Assets from risk management activities	$299,747	(222,302)	77,445
Liabilities from risk management activities	(523,313)	222,302	(301,011)
Net risk management activities	$(223,566)	—	(223,566)

23	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

(10)	Related Party Transactions

The Company receives certain overhead administrative and management services from an affiliate. These costs are not allocated to the Company. All other costs related to the operation and management of the Company are reflected in the accompanying combined statements of operations. Additionally, the Company provides certain overhead administrative services to an affiliate which are reflected in the accompanying combined balance sheets.

Granite has a management services agreement (MSA) with an affiliate for operational management and administrative services to its generation facilities. The affiliate receives an annual management fee of $10.0 million, plus an escalation adjustment, payable on the first day of the quarter. The MSA expires on November 7, 2026. For period from January 1, 2024 to August 8, 2024 and for the year ended December 31, 2023, the Company incurred management fees of $7.2 million and $10.6 million, respectively, which is included in Operating and maintenance on the accompanying combined statements of operations.

(11)	Members’ Equity

Profits, losses, and distributions are allocated in accordance with the provisions of the Company’s Limited

Liability Company agreements. During the period from January 1, 2024 to August 8, 2024 and December 31, 2023, the Company made distributions in the amount of $44.2 million and $125.3 million, respectively.

(12)	Commitments and Contingencies

The Company enters into contracts in the ordinary course of business that contain various representations, warranties, indemnifications, and guarantees. Some of the agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third-party claims, in which event the Company effectively indemnifies the other party. While there is the possibility of a loss related to such representations, warranties, indemnifications, and guarantees in the contracts and such loss could be significant, the Company considers the probability of loss to be remote. The Company, from time to time, is a party to certain other claims arising in the ordinary course of business. The Company is of the opinion that final disposition of these claims will not have a material adverse effect on the Company’s combined financial position, results of operations, or cash flows.

(13)	Change in Accounting Principle

The Company changed its method of accounting for interest rate swap agreements to remove the application of the simplified hedge accounting alternative available for private companies. These combined financial statements have been revised to remove the application of hedge accounting resulting in changes in the fair value of interest rate swaps now being recognized in earnings. This change has been applied retrospectively to all periods presented.

The effects of this change in accounting principle on the Company's combined financial statements as of and for the year ended December 31, 2023 are as follows (in thousands):

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FUND III PROJECTS

Notes to Combined Financial Statements

	2023 Previously	2023 As	2023 Effect of
Financial Statement Line Item	Reported	Revised	Change
Combined Statements of Operations
Interest expense	$(170,724)	(194,617)	(23,893)
Net income	$194,707	170,814	(23,893)
Combined Statements of Members’ Equity
Balances at December 31, 2022 – Members’ Interest	259,864	280,934	21,070
Balances at December 31, 2022 – Accumulated other comprehensive income	21,070	-	(21,070)
Other comprehensive loss	$(23,893)	-	(23,893)
Net income	$194,707	170,814	(23,893)
Combined Statements of Comprehensive Income
Change in unrealized income on derivatives	$(23,893)	-	23,893
Combined Statements of Cash Flows
Net income	$194,707	170,814	(23,893)
Risk management activities	$(59,116)	(35,223)	23,893

The 2023 previously reported amounts in the table above represent combined amounts which were previously reported separately in each entity’s separate financial statements.

(14)	Capacity Performance Penalties and Bonuses

In late December 2022, Winter Storm Elliot brought severe cold weather, high winds, and some snow throughout most of the US causing energy demands to rise rapidly, generation facilities to fail to perform and natural gas production to go offline. PJM experienced approximately 23 hours of capacity performance events from December 23-24, 2022 across PJM's entire footprint. Certain generation facilities failed to meet the capacity demands during this time, while certain facilities were able to generate additional power to meet increased demand. As a result, certain generation facilities were subject to penalty or bonus payments which will result in cash settlements in 2023.

A settlement in principle was filed with FERC in September 2023, which reduced bonuses and penalties by approximately 32%. FERC also granted a waiver allowing PJM to defer collection of the remaining unbilled non-performance charges and suspended remaining bonus payments associated with Winter Storm Elliott until FERC decides on the merits of the settlement. In December 2023, FERC approved the settlement without modification. As a result of such settlement, the Company recognized in 2023 a net gain in the amount of $32.9 million from penalties and bonuses, which is reflected in Energy and capacity revenues on the accompanying combined statements of operations

As December 31, 2023, the Company recognized $2.3 million and $679 thousand in net bonuses and penalties, respectively, when netted by PJM market participant. Bonuses and penalties for each generation facility were recorded net in Accounts receivable or Accounts payable and accrued expenses on the accompanying combined balance sheets.

25	(Continued)

FUND III PROJECTS

Notes to Combined Financial Statements

(15)	Subsequent Events

On August 9, 2024, Helix Gen and Granite Energy contributed the equity interest of the Companies to a newly formed entity, Lightning Power, LLC (Lightning), in exchange for 68% of Class A common units in Lightning.